UNITED GOLD & GOVERNMENT FUND, INC.

     The formula used to calculate the total return is:

                n
        P(1 + T)  = ERV

       Where :  P = $1,000 initial payment
                T = Average annual total return
                n = Number of years
              ERV = Ending redeemable value of the $1,000 investment for the periods shown.

For the period from February 27, 1997 to December 31, 1996:

                P =                              $1,000
                n =                               0.844
              ERV =                             $981.24
                T =                              -2.22%